Exhibit 99.1

Release:	Immediate

Contact:	Tom Hayes (editorial/media)	Carolyn Schwartz (investment community)
	(408) 748-5602	(408) 748-5227

APPLIED MATERIALS NAMES MICHAEL R. SPLINTER AS PRESIDENT AND CEO

James C. Morgan Continues As Chairman Of The Board; Dan Maydan As President Emeritus and Director

SANTA CLARA, Calif., April 30, 2003 – Applied Materials, Inc., the world’s largest supplier of wafer fabrication solutions to the global semiconductor industry, announced today that its Board of Directors has elected Michael R. Splinter as president, chief executive officer (CEO) and a member of the Board of Directors, effective immediately. As CEO, Splinter succeeds James C. Morgan, who will continue as chairman of the Board of Directors, and as president, he succeeds Dan Maydan, who will be president emeritus and remain a member of the Board of Directors.

“Mike’s unique combination of customer experience, extensive knowledge of advanced semiconductor manufacturing and collaborative leadership of large, complex organizations make him an outstanding choice for Applied Materials as we strengthen our position as a great global competitor,” said chairman James C. Morgan. “Mike adds important new dimensions to Applied Materials’ understanding of the changing needs of our customers and our customers’ customers. He will complement and broaden Applied Materials’ management capabilities and enable us to extend our leadership.”

“I am honored and excited to have the opportunity to lead one of the best companies in the world,” Splinter said. “Applied Materials is a global technology leader with a track record of providing solutions that enable its customers’ success. I look forward to working with this great team as Applied Materials continues to grow and achieve its incredible potential.”

In his new role, Splinter succeeds one of the most respected and longest tenured CEOs in America. During his 27-year career leading Applied Materials, Morgan helped transform a nearly bankrupt equipment supplier into a leader of the Information Age. Fortune magazine has compared his record of growth and return on shareholder value to that of Warren Buffet and Jack Welch, and Business Week recently named him one of the best CEOs in the country. An advisor to three U.S. presidents on issues of technology and the global economy, Morgan received the National Medal of Technology in 1996.

Since joining Applied Materials in 1980 and becoming president in 1994, Dr. Maydan has received numerous awards and honors for his contributions to the global semiconductor industry, including the first ever lifetime achievement award by the Semiconductor Equipment and Materials International organization. Dr. Maydan was recognized as a co-developer of the Applied Materials Precision 5000® system at its induction as the first semiconductor manufacturing system in the Smithsonian Institution’s collection of breakthrough technologies that have helped shape society and the modern world. He also was recognized as an industry pioneer during the 50th anniversary celebration of the semiconductor industry, and he has received several awards for his outstanding contributions to building a global industry.

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Before joining Applied Materials, Splinter worked for nearly 20 years at Intel Corporation, where most recently, he was executive vice president and director of the Sales and Marketing Group. He previously held various executive positions at Intel, including executive vice president and general manager of the Technology and Manufacturing Group. Prior to Intel, he worked for 10 years at Rockwell International. Splinter is a native of Wisconsin and earned both a B.S. and M.S. in electrical engineering from the University of Wisconsin, Madison.

This press release contains certain forward-looking statements, including, but not limited to, those relating to the Company’s management, competitive position and potential. These forward-looking statements, as well as the assumptions that underlie such statements, are based on management’s estimates, projections and assumptions as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: changes in Applied Materials’ competitiveness, market share, management and opportunities for growth, and other risks described in Applied Materials’ Form 10-K, Forms 10-Q and 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

Applied Materials will be discussing this management change on a brief conference call today beginning at 1:30 p.m. Pacific Time. A webcast of the conference call will be available on Applied Materials’ Web site under the “Investors” section. Applied Materials will discuss its second quarter results, along with its outlook for the third fiscal quarter of 2003, on Tuesday, May 13, beginning at 1:30 p.m. Pacific Time.

Applied Materials (Nasdaq: AMAT), the largest supplier of products and services to the global semiconductor industry, is one of the world’s leading information infrastructure providers. Applied Materials enables Information for EveryoneTM by helping semiconductor manufacturers produce more powerful, portable and affordable chips.

Applied Materials’ web site is at http://www.appliedmaterials.com.

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